As filed with the Securities and Exchange Commission on June 19, 2020

Registration No. 333-124786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRED’S, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0634010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6625 Lenox Park, Suite 200, Memphis, Tennessee 38115

(Address of principal executive offices, including zip code)

Fred’s, Inc. 2004 Employee Stock Purchase Plan

(Full title of the plan)

Benjamin L. Morgan

Fred’s Inc.

6625 Lenox Park, Suite 200

Memphis, Tennessee 38115

(901) 365-8880

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Common Stock

Fred’s, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-124786) filed with the United States Securities and Exchange Commission on May 10, 2005 (the “Registration Statement”).

On September 9, 2019, the Company and certain of its subsidiaries (collectively with the Company, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Debtors’ chapter 11 cases are being jointly administered and are captioned Fred’s, Inc., et al., Case No. 19-11984 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to this Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the date hereof. Effective upon filing of this Post-Effective Amendment, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on June 19, 2020.

FRED’S, INC.

By:	/s/ Mark Renzi
Name: Mark Renzi
Title: Chief Restructuring Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.